UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
December 2, 2017
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Okta, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-38044 (Commission File Number)	26-4175727 (I.R.S. Employer Identification Number)
301 Brannan Street San Francisco, California 94107
(Address of principal executive offices and zip code)
(888) 722-7871
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2017, Okta, Inc. (the “Company”) entered into an Office Lease (the “Lease”) with KR 100 First Street Owner, LLC (the “Landlord”) to lease approximately 207,066 rentable square feet in an office building located at 100 First Street, San Francisco, California (the “Premises”) expected to become the Company’s new corporate headquarters. The Premises will be delivered in phases during the total term of the Lease. One floor, or approximately 19,060 square feet, of the Premises is scheduled to be delivered on or about February 1, 2018, as phase one, and nine floors, or approximately 188,006 square feet, of the Premises are scheduled to be delivered on or about June 1, 2018, as phase two. The lease payments associated with phases one and two will be approximately $170.6 million, and annual lease payments are approximately $1.3 million and $8.7 million for the first and second year, respectively (net of 11 and eight months of rent abatement in the first year related to phase one and phase two, respectively, and five months of rent abatement in the second year related to phase two). The Lease has a ten-year term, which is expected to expire in October 2028. The Company is entitled to two five-year options to extend the Lease, subject to certain requirements.

In addition, the Landlord will provide a tenant improvement allowance of up to $20.7 million for leasehold improvements in phases one and two, as the phases are delivered, beginning in February 2018.

Subject to certain terms and conditions, the Lease requires the Company to lease two and a half additional floors, or approximately 47,939 square feet, of the Premises, beginning in February 2020, as phase three. The lease payments associated with phase three will be approximately $35.6 million, and annual lease payments for the first year are approximately $2.2 million (net of five months of rent abatement). In addition, the Landlord will provide a tenant improvement allowance of up to $4.0 million for leasehold improvements in phase three.

The Company has obtained a standby letter of credit (the “Letter of Credit”) in the amount of $8.0 million, which may be drawn down by the Landlord to be applied for certain purposes upon the Company’s breach of any provisions under the Lease. Subject to certain terms and conditions, the Lease requires the Company to increase the amount of the Letter of Credit by $1.9 million in connection with phase three. Provided that no default occurs under the terms of the Lease, the Company will be entitled to reduce the amount of the Letter of Credit down to $4.0 million upon meeting certain conditions.

The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company. Subject to certain terms and conditions, the Company also has the right to sublease, assign or transfer the Premises.

The description of the Lease contained in this Item 1.01 is qualified in its entirety by the full text of the Lease. A copy of the Lease is attached hereto as Exhibit 10.1.

Item 2.02 - Results of Operations and Financial Condition
On December 6, 2017, Okta, Inc. issued a press release announcing its financial results for the fiscal quarter ended October 31, 2017.

A copy of the press release is attached as Exhibit 99.1.

The information furnished under this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1	Office Lease Agreement dated December 2, 2017 between the Registrant and KR 100 First Street Owner, LLC.
99.1	Press release dated December 6, 2017, issued by Okta, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of December 2017.

Okta, Inc.

By:	/s/ William E. Losch
Name:	William E. Losch
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Office Lease Agreement dated December 2, 2017 between the Registrant and KR 100 First Street Owner, LLC.
99.1	Press release dated December 6, 2017, issued by Okta, Inc.